As filed with the Securities and Exchange Commission on September 22, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eros international plc

(Exact name of registrant as specified in its charter)

Isle of Man (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

550 County Avenue

Secaucus, New Jersey 07094
(Address of Principal Executive Offices, Zip Code)

Eros International plc Bonus Share Plan Unapproved Option Scheme 2006
Eros International plc 2012 Share Plan Unapproved Option Awards Scheme 2012

Eros International plc 2014 Share Plan Unapproved Option Awards Scheme 2014
Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015

Director Agreement dated February 13, 2015 by and between Eros International Plc and David Maisel
Director Agreement dated June 17, 2015 by and between Eros International Plc and Rajeev Misra

Service Agreement President North America & Group Chief Financial Officer dated May 26, 2015 by and between Eros International Plc and Prem Parameswaran
Eros International Plc Restricted Stock Unit Award Program
Eros International Plc Unrestricted Stock Award Program

(Full title of the plans)

Ken Naz

550 County Avenue

Secaucus, New Jersey 07094

(Name and address of agent for service)

(201) 558-9021

(Telephone number, including area code, of agent for service)

Copies to:

Peter Wardle

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071
(213) 229-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
A ordinary share, par value GBP 0.30 per share
To be issued pursuant to future awards under the Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015	650,000	$29.48	(3)	$19,162,000	(3)	$2,226.62
To be issued pursuant to outstanding options under the:
Eros International plc Bonus Share Plan Unapproved Option Scheme 2006	62,438	$8.32	(4)	$519,484.16	(4)	$60.36
Eros International plc 2012 Share Plan Unapproved Option Awards Scheme 2012	674,045	$11.00	(4)	$7,414,495	(4)	$861.56
Eros International plc 2014 Share Plan Unapproved Option Awards Scheme 2014	830,000	$17.81	(4)	$14,782,300	(4)	$1,717.70
Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015	200,000	$17.46	(4)	$3,492,000	(4)	$405.77
Director Agreement dated February 13, 2015 by and between Eros International Plc and David Maisel	500,000	$18.88	(4)	$9,440,000	(4)	$1,096.93
Director Agreement dated June 17, 2015 by and between Eros International Plc and Rajeev Misra	500,000	$18.00	(4)	$9,000,000	(4)	$1,045.80
To be issued pursuant to outstanding awards of restricted stock units pursuant to the:
Service Agreement President North America & Group Chief Financial Officer dated May 26, 2015 by and between Eros International Plc and Prem Parameswaran	300,000	$29.48	(3)	$8,844,000	(3)	$1,027.67
Eros International Plc Restricted Stock Unit Award Program:
2014 Restricted Stock Unit Awards	107,430	$29.48	(3)	$3,167,036.40	(3)	$368.01
2015 Restricted Stock Unit Awards	610,000	$29.48	(3)	$17,982,800	(3)	$2,089.60
To be issued pursuant to outstanding awards of unrestricted stock pursuant to the Eros International Plc Unrestricted Stock Award Program	54,000	$29.48	(3)	$1,591,920	(3)	$184.98

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to one of the compensatory stock plans listed above.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement further covers an indeterminate number of additional shares that may be issued under one of the several compensatory plans because of any future stock split, stock dividend or similar adjustment in Eros International Plc’s “A” ordinary shares.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee. Computed in accordance with Securities Act Rule 457(c) and (h) based upon the average of the high and low price per share of “A” ordinary shares on September 21, 2015, as reported on the New York Stock Exchange.
(4)	The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee. Computed in accordance with Securities Act Rule 457(h), based upon the weighted-average exercise price per option currently outstanding.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Eros International Plc (the “Registrant”), relating to 650,000 of its A ordinary shares, par value GBP 0.30 per share (the “Shares”), issuable to eligible persons under the Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015 (the “2015 Plan”), 200,000 Shares issuable pursuant to outstanding options under the 2015 Plan, 830,000 Shares issuable pursuant to outstanding options under the Eros International plc 2014 Plan Unapproved Option Awards Scheme 2014 (the “2014 Plan”), 674,045 Shares issuable pursuant to outstanding options under the Eros International plc 2012 Share Plan Unapproved Option Awards Scheme (the “2012 Plan”), 62,438 Shares issuable pursuant to outstanding options under the Eros International plc Bonus Share Plan Unapproved Option Scheme 2006 (the “2006 Plan”), 500,000 Shares issuable pursuant to outstanding options granted under the Director Agreement dated February 13, 2015 by and between Eros International Plc and David Maisel (the “Maisel Agreement”),500,000 Shares issuable pursuant to outstanding options granted under the Director Agreement dated June 17, 2015 by and between Eros International Plc and Rajeev Misra (the “Misra Agreement”), 300,000 Shares issuable pursuant to outstanding restricted stock unit awards granted under the Service Agreement President North America & Group Chief Financial Officer dated May 26, 2015 by and between Eros International Plc and Prem Parameswaran (the “Parameswaran Agreement”), 717,430 Shares issuable pursuant to outstanding restricted stock units under the 2014 and 2015 Restricted Stock Unit Award Program (the “RSU Program”), and 54,000 Shares issuable pursuant to outstanding unrestricted stock awards under the Unrestricted Stock Award Program (the “Unrestricted Stock Program” and, together with the 2015 Plan, the 2014 Plan, the 2012 Plan, the 2006 Plan, the Maisel Agreement, the Misra Agreement, the Parameswaran Agreement, and the RSU Program, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	Annual Report on Form 20-F, for the fiscal year ended March 31, 2015, filed on July 8, 2015, as amended by the Annual Report on Form 20-F/A, filed on August 20, 2015;

2.	Current Report on Form 6-K, filed on August 21, 2015; and
3.	The description of the Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Exchange Act on November 5, 2013, including any amendments or reports filed for the purpose of updating such description.

In addition, certain of the Registrant’s Reports on Form 6-K (to the extent designated therein) and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.      Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

Under the laws of the Isle of Man, a company may indemnify against all expenses, any person who is or was a party, or is threatened to be made a party to any civil, criminal, administrative or investigative proceedings (threatened, pending or completed), by reason of the fact that the person is or was a director of the company, or who is or was, at the request of the company, serving as a director or acting for another company.

Any indemnity given will be void and of no effect unless such person acted honestly and in good faith and in what such person believed to be in the best interests of the company and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct of such person was unlawful.

The Registrant’s Articles of Association provide that, to the fullest extent permitted by law, the Registrant may indemnify every director or other officer of the Registrant. In addition, the Articles of Association provide that the Registrant may purchase and maintain insurance for the benefit of any person who is or was at any time a director or other officer or employee of the Registrant or of any other company which is a subsidiary, subsidiary undertaking or holding company of the Registrant, or in which the Registrant has an interest whether direct or indirect or which otherwise is in any way allied to or associated with the Registrant or of any subsidiary undertaking or holding company of the Registrant, or of any such company or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Registrant or of any such other company or subsidiary undertaking is or has been interested, indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a director, officer, employee or trustee.

The Registrant has entered into indemnification agreements with its directors and officers that require the Registrant to indemnify, to the extent permitted by law, the Registrant’s officers and directors against liabilities that may arise by reason of their status or service as officers and directors and to pay expenses incurred by them as a result of any proceeding against them as to which they could be indemnified. Additionally, we have obtained insurance on behalf of our directors and officers for liability arising out of their actions in their capacity as directors and officers.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.      Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Secaucus, State of New Jersey, on September 22, 2015.

Eros International Plc

By:	/s/ Ken Naz
Name:	Ken Naz
Title:	President of Americas Operations

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ken Naz and Jyoti Deshpande, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Kishore Lulla	Chairman	September 22, 2015
Kishore Lulla

/s/ Jyoti Deshpande	Group Chief Executive Officer and Managing Director (Principal Executive Officer)	September 22, 2015
Jyoti Deshpande

/s/ Prem Parameswaran	Group Chief Financial Officer and President North America (Principal Financial and Accounting Officer)	September 22, 2015
Prem Parameswaran

/s/ Vijay Ahuja	Director	September 22, 2015
Vijay Ahuja

/s/ Naresh Chandra	Director	September 22, 2015
Naresh Chandra

/s/ Dilip Thakkar	Director	September 22, 2015
Dilip Thakkar

/s/ Sunil Lulla	Director	September 22, 2015
Sunil Lulla

/s/ Rajeev Misra	Director	September 22, 2015
Rajeev Misra

/s/ Rishika Lulla Singh	Director	September 22, 2015
Rishika Lulla Singh

/s/ David Maisel	Director	September 22, 2015
David Maisel

/s/ Ken Naz	President of Americas Operations (Authorized Representative in the U.S.)	September 22, 2015
Ken Naz

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Memorandum of Association (incorporated by to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1filed with the Commission on April 24, 2012).

4.2	Articles of Association (incorporated by to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1filed with the Commission on April 24, 2012).

4.3	Form of A Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 5 to its Registration Statement on Form F-1 filed with the Commission on October 29, 2013).

5.1*	Opinion of Cains Advocates Limited.

23.1*	Consent of Cains Advocates Limited (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton India LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Eros International plc Bonus Share Plan Unapproved Option Scheme 2006 (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on March 30, 2012).

99.2	Eros International plc 2012 Share Plan Unapproved Option Awards Scheme 2012 (incorporated by reference to Exhibit 10.17 to the Registrant’s Amendment No. No. 5 to its Registration Statement on Form F-1 filed with the Commission on October 29, 2013).

99.3	Eros International plc 2014 Share Plan Unapproved Option Awards Scheme 2014 (incorporated by reference to Exhibit 4.28 to the Registrant’s Annual Report on Form 20-F filed with the Commission on July 8, 2015).
99.4	Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015 (incorporated by reference to Exhibit 4.29 to the Registrant’s Annual Report on Form 20-F filed with the Commission on July 8, 2015).

99.5	Director Agreement dated February 13, 2015 by and between Eros International Plc and David Maisel (incorporated by reference to Exhibit 4.26 to the Registrant’s Annual Report on Form 20-F filed with the Commission on July 8, 2015).

99.6	Director Agreement dated June 17, 2015 by and between Eros International Plc and Rajeev Misra (incorporated by reference to Exhibit 4.27 to the Registrant’s Annual Report on Form 20-F filed with the Commission on July 8, 2015).

99.7*	Service Agreement President North America & Group Chief Financial Officer dated May 26, 2015 by and between Eros International Plc and Prem Parameswaran.

99.8*	Eros International Plc Form Restricted Stock Unit Agreement.

99.9*	Eros International Plc Form Unrestricted Stock Award Agreement.

______________

*Filed herewith.